Exhibit 99.1

PRESS RELEASE

ERA GROUP INC. REPORTS
FIRST QUARTER 2017 RESULTS

Houston, Texas
May 2, 2017
FOR IMMEDIATE RELEASE — Era Group Inc. (NYSE: ERA) (the “Company”) today reported a net loss attributable to the Company of $5.6 million, or $0.27 per diluted share, for its first quarter ended March 31, 2017 (“current quarter”) on operating revenues of $54.5 million compared to net loss attributable to the Company of $3.8 million, or $0.19 per diluted share, for the quarter ended March 31, 2016 (“prior year quarter”) on operating revenues of $62.6 million.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $7.0 million in the current quarter compared to $12.2 million in the prior year quarter. EBITDA adjusted to exclude gains on asset dispositions was $6.9 million in the current quarter compared to $9.3 million in the prior year quarter. Gains on asset dispositions were $0.1 million in the current quarter compared to $2.9 million in the prior year quarter.
“Against the challenging conditions of the persistent downturn in the offshore oil and gas market, Era continued to generate positive operating cash flow even during what is historically our weakest seasonal quarter,” said Chris Bradshaw, President and Chief Executive Officer of Era Group Inc. “In addition, first quarter EBITDA was adversely impacted by $1.2 million of extraordinary legal and audit fees.”
First Quarter Results
Operating revenues in the current quarter were $8.1 million lower compared to the prior year quarter primarily due to lower utilization in U.S. oil and gas operations, fewer search and rescue (“SAR”) subscribers and the end of certain dry-leasing contracts. These decreases were partially offset by higher international oil and gas revenues primarily due to the strengthening of the Brazilian real relative to the U.S. dollar and a new contract in Suriname.
Operating expenses were $6.6 million lower in the current quarter primarily due to reduced repairs and maintenance, personnel and other operating expenses.
Administrative and general expenses were $1.2 million higher in the current quarter due to non-routine professional services fees.
Depreciation expense was $1.2 million lower in the current quarter primarily due to certain assets becoming fully depreciated and asset dispositions subsequent to the prior year quarter.
Gains on asset dispositions were $2.8 million lower in the current quarter. We sold non-aircraft assets in the current quarter for proceeds of $0.1 million resulting in gains of $0.1 million. In the prior year quarter, we sold a hangar, two helicopters and related equipment for proceeds of $4.0 million resulting in gains of $2.9 million.

Interest expense was $1.2 million lower in the current quarter primarily due to the capitalization of interest and debt reduction.

Equity earnings were $0.4 million higher in the current quarter primarily due to improved earnings from our Dart Holding Company Ltd. (“Dart”) joint venture.
Sequential Quarter Results
Operating revenues in the current quarter were $1.8 million lower compared to the quarter ended December 31, 2016 (“preceding quarter”) primarily due to lower utilization of light helicopters in our U.S. oil and gas operations, the loss of a SAR subscriber and the end of air medical contracts. These decreases were partially offset by an increase in international oil and gas revenues primarily due to higher utilization in Brazil.
Operating expenses were consistent with the preceding quarter. Decreases in personnel and insurance expenses were offset by an increase in other operating expenses.
Administrative and general expenses were $1.0 million higher in the current quarter primarily due to non-routine professional services fees.
EBITDA was $2.4 million lower compared to the preceding quarter. EBITDA adjusted to exclude gains on asset dispositions was $1.7 million lower. Gains on asset dispositions were $0.1 million in the current quarter compared to $0.8 million in the preceding quarter.
Net loss attributable to the Company was consistent with the preceding quarter.
Fleet Update
We continue to experience excess capacity in our heavy helicopter fleet. Excess helicopters include helicopters other than those under customer contracts, undergoing maintenance, dedicated for charter activity or models subject to operational suspension. We are focused on maximizing the utilization of our fleet and reducing the excess capacity through fleet management initiatives, participation in competitive bids and the pursuit of other opportunities. In addition, we may sell certain helicopters on an opportunistic basis consistent with our long-standing strategy.
Due to an accident in April 2016 involving an Airbus Helicopters H225 (also known as a EC225LP) model helicopter operated by another helicopter company, the vast majority of the offshore oil and gas fleet of H225 helicopters remains on operational suspension. We own nine H225 helicopters, including five that are currently located in the U.S., three that are currently located in Brazil and one currently located in Norway. As of March 31, 2017, the net book value of our H225 helicopters and related inventory of parts and equipment was $158.6 million. During this suspension of H225 operations, we expect to utilize other heavy and medium helicopters to service our operations. Although we do not expect the near-term impact of the suspension to be material to our financial condition or results of operations, it is too early to estimate the full extent or duration of the H225 suspension, the market receptivity of the H225 helicopter for future oil and gas operations, the potential impact on residual values of these helicopters and the impact a long-term suspension could have on our results of operations or financial condition.
Capital Commitments
We had unfunded capital commitments of $117.0 million as of March 31, 2017, of which $16.2 million is payable during the remainder of 2017 with the balance payable through 2019. We may terminate $103.5 million of our total commitments (inclusive of deposits paid on options not yet exercised) without further liability other than aggregate liquidated damages of $2.5 million. The noncancellable portion of our commitments payable during 2017 is $12.0 million.
Included in these capital commitments are agreements to purchase five AW189 heavy helicopters, two S92 heavy helicopters and five AW169 light twin helicopters. The AW189 and S92 helicopters are scheduled to be delivered 2017 through 2019. Delivery dates for the AW169 helicopters have yet to be determined. In addition, we had outstanding options to purchase up to ten additional AW189 helicopters. If these options are exercised, the helicopters would be scheduled for delivery beginning in 2019 through 2020.

In April 2017, we took delivery and placed in service one of the S92 helicopters referenced above and paid $2.8 million of the noncancellable portion of our capital commitments. Also in April, we sold one B212 medium helicopter and a hangar in Alaska for aggregate proceeds of $4.6 million. These proceeds will be used to help fund capital commitments due in the second quarter of 2017.
Liquidity
As of March 31, 2017, we had $26.3 million in cash balances, $3.8 million in escrow deposits and $117.4 million of remaining availability under the senior secured revolving credit facility (the “Facility”) for total liquidity of $147.5 million. As of March 31, 2017, the Company’s senior secured leverage ratio, as defined in the Facility, was 1.3x compared to the current covenant requirement of not more than 3.0x, and the Company’s interest coverage ratio was 3.2x compared to the current covenant requirement of not less than 1.75x.
Conference Call
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Wednesday, May 3, 2017, to review the results for the first quarter ended March 31, 2017. The conference call can be accessed as follows:
All callers will need to reference the access code 8140524.
Within the U.S.: Operator Assisted Toll-Free Dial-In Number: (888) 503-8172
Outside the U.S.: Operator Assisted International Dial-In Number: (719) 457-2641
Replay
A telephone replay will be available through May 17, 2017 and may be accessed by calling (888) 203-1112 for domestic callers or (719) 457-0820 for international callers. An audio replay will also be available on the Company’s website at www.erahelicopters.com shortly after the call and will be accessible through May 17, 2017. The accompanying investor presentation will be available on Wednesday, May 3, 2017, on Era’s website at www.erahelicopters.com
For additional information concerning Era Group, contact Andrew Puhala at (713) 369-4646 or visit Era Group’s website at www.erahelicopters.com.
About Era Group
Era Group is one of the largest helicopter operators in the world and the longest serving helicopter transport operator in the U.S. In addition to servicing its U.S. customers, Era Group provides helicopters and related services to customers and third-party helicopter operators in other countries, including Argentina, Brazil, Colombia, the Dominican Republic, India and Suriname. Era Group’s helicopters are primarily used to transport personnel to, from and between offshore oil and gas production platforms, drilling rigs and other installations. In addition, Era Group’s helicopters are used to perform emergency air medical, search and rescue, firefighting, utility, VIP transport and flightseeing services. Era Group also provides a variety of operating lease solutions and technical fleet support to third party operators as well as offering unmanned aerial solutions.
Forward-Looking Statements Disclosure
Certain statements discussed in this release as well as in other reports, materials and oral statements that the Company releases from time to time to the public include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements concerning management's expectations, strategic objectives, business prospects, anticipated performance and financial condition and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others, the Company’s dependence on, and the cyclical and volatile nature of, offshore oil and gas exploration, development and production activity, and the impact of general economic conditions and fluctuations in worldwide prices of and demand for oil and natural gas on such activity levels; the Company’s reliance on a small number of customers and the reduction of its customer base resulting from bankruptcies or consolidation; risks that the Company’s customers reduce or cancel contracted services or tender processes; cost savings initiatives implemented by the Company’s customers; risks inherent in operating helicopters; the Company’s ability to maintain an acceptable safety record; the impact of increased United States (“U.S.”) and foreign government regulation and legislation, including potential government implemented moratoriums on drilling activities; the impact of a grounding of all or a portion of the Company’s fleet for extended periods of time or indefinitely on the Company’s business, including its operations and ability to service customers, results of operations or financial condition and/or the market value of the affected helicopter(s); the Company’s ability to successfully expand into other geographic and aviation service markets; risks associated with political instability, governmental action, war, acts of terrorism and changes in the economic condition in any foreign country where the Company does business, which may result in expropriation, nationalization, confiscation or deprivation of the Company’s assets or result in claims of a force majeure situation; the impact of declines in the global economy and financial markets; the impact of fluctuations in foreign currency exchange rates on the Company’s asset values and cost to purchase helicopters, spare parts and related services; risks related to investing in new lines of service without realizing the expected benefits; risks of engaging in competitive processes or expending significant resources for strategic opportunities, with no guaranty of recoupment; the Company’s reliance on a small number of helicopter manufacturers and suppliers; the Company’s ongoing need to replace aging helicopters; the Company’s reliance on the secondary helicopter market to dispose of older helicopters; the Company’s reliance on information technology; the impact of allocation of risk between the Company and its customers; the liability, legal fees and costs in connection with providing emergency response services; adverse weather conditions and seasonality; risks associated with the Company’s debt structure; the Company’s counterparty credit risk exposure; the impact of operational and financial difficulties of the Company’s joint ventures and partners and the risks associated with identifying and securing joint venture partners when needed; conflict with the other owners of the Company’s non-wholly owned subsidiaries and other equity investees; adverse results of legal proceedings; the Company’s ability to obtain insurance coverage and the adequacy and availability of such coverage; the Company’s ability to remediate the material weakness in its internal controls over financial reporting described its Annual Report on Form 10-K for the year ended December 31, 2016; the possibility of labor problems; the attraction and retention of qualified personnel; restrictions on the amount of foreign ownership of the Company’s common stock; and various other matters and factors, many of which are beyond the Company’s control. In addition, these statements constitute Era Group's cautionary statements under the Private Securities Litigation Reform Act of 1995. It is not possible to predict or identify all such factors. Consequently, the foregoing should not be considered a complete discussion of all potential risks or uncertainties. The words "estimate," "project," "intend," "believe," "plan" and similar expressions are intended to identify forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. Era Group disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in Era Group's expectations or any change in events, conditions or circumstances on which the forward-looking statement is based. The forward-looking statements in this release should be evaluated together with the many uncertainties that affect the Company's businesses, particularly those mentioned under "Risk Factors" in Era Group's Annual Report on Form 10-K for the year ended December 31, 2016, in Era Group's subsequent Quarterly Reports on Form 10-Q and in Era Group's periodic reporting on Form 8-K (if any), which are incorporated by reference.

ERA GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2017	2016
Operating revenues	$54,527	$62,582
Costs and expenses:
Operating	37,757	44,307
Administrative and general	10,381	9,227
Depreciation and amortization	11,554	12,766
Total costs and expenses	59,692	66,300
Gains on asset dispositions, net	109	2,913
Operating loss	(5,056)	(805)
Other income (expense):
Interest income	250	301
Interest expense	(3,589)	(4,748)
Foreign currency gains, net	28	281
Other, net	12	(17)
Total other income (expense)	(3,299)	(4,183)
Loss before income taxes and equity earnings	(8,355)	(4,988)
Income tax benefit	(2,103)	(1,014)
Loss before equity earnings	(6,252)	(3,974)
Equity earnings, net of tax	465	24
Net loss	(5,787)	(3,950)
Net loss attributable to noncontrolling interest in subsidiary	167	132
Net loss attributable to Era Group Inc.	$(5,620)	$(3,818)

Income (loss) per common share, basic and diluted	$(0.27)	$(0.19)

Weighted average common shares outstanding, basic and diluted	20,509,463	20,219,937

EBITDA	$7,003	$12,249
Adjusted EBITDA	$7,003	$12,249
Adjusted EBITDA excluding gains	$6,894	$9,336

ERA GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except share and per share amounts)

	Three Months Ended
	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016
Operating revenues	$54,527	$56,289	$65,006	$63,351	$62,582
Costs and expenses:
Operating	37,757	37,789	40,371	47,396	44,307
Administrative and general	10,381	9,335	9,504	8,140	9,227
Depreciation and amortization	11,554	11,339	12,519	12,691	12,766
Total costs and expenses	59,692	58,463	62,394	68,227	66,300
Gains (losses) on asset dispositions, net	109	753	(246)	1,367	2,913
Operating income (loss)	(5,056)	(1,421)	2,366	(3,509)	(805)
Other income (expense):
Interest income	250	(429)	466	403	301
Interest expense	(3,589)	(4,444)	(4,003)	(4,130)	(4,748)
Foreign currency gains (losses), net	28	(570)	(33)	329	281
Gain on debt extinguishment	—	—	—	518	—
Other, net	12	6	34	46	(17)
Total other income (expense)	(3,299)	(5,437)	(3,536)	(2,834)	(4,183)
Loss before income taxes and equity earnings	(8,355)	(6,858)	(1,170)	(6,343)	(4,988)
Income tax expense (benefit)	(2,103)	(1,180)	69	(1,232)	(1,014)
Loss before equity earnings	(6,252)	(5,678)	(1,239)	(5,111)	(3,974)
Equity earnings, net of tax	465	30	437	601	24
Net loss	(5,787)	(5,648)	(802)	(4,510)	(3,950)
Net loss attributable to noncontrolling interest in subsidiary	167	110	242	6,448	132
Net income (loss) attributable to Era Group Inc.	$(5,620)	$(5,538)	$(560)	$1,938	$(3,818)

Earnings (loss) per common share, basic	$(0.27)	$(0.27)	$(0.03)	$0.09	$(0.19)
Earnings (loss) per common share, diluted	$(0.27)	$(0.27)	$(0.03)	$0.09	$(0.19)

Weighted average common shares outstanding, basic	20,509,463	20,433,155	20,384,348	20,361,533	20,219,937
Weighted average common shares outstanding, diluted	20,509,463	20,433,155	20,384,348	20,364,382	20,219,937

EBITDA	$7,003	$9,384	$15,323	$10,676	$12,249
Adjusted EBITDA	$7,003	$9,384	$15,323	$10,158	$12,249
Adjusted EBITDA excluding gains	$6,894	$8,631	$15,569	$8,791	$9,336

ERA GROUP INC. OPERATING REVENUES BY LINE OF SERVICE (unaudited, in thousands)

	Three Months Ended
	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016
Oil and gas:(1)
U.S.	30,341	31,709	35,961	34,585	37,744
International	17,167	14,881	17,306	16,848	14,054
Total oil and gas	47,508	46,590	53,267	51,433	51,798
Dry-leasing	3,279	3,719	2,664	2,827	3,995
Emergency Response Services (2)	3,740	5,980	5,854	6,597	6,789
Flightseeing	—	—	3,221	2,494	—
	$54,527	$56,289	$65,006	$63,351	$62,582

FLIGHT HOURS BY LINE OF SERVICE(3) (unaudited)

	Three Months Ended
	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016
Oil and gas:(1)
U.S.	5,219	6,294	7,628	7,307	7,367
International	2,636	2,477	3,005	2,535	2,332
Total oil and gas	7,855	8,771	10,633	9,842	9,699
Emergency Response Services (2)	481	885	1,084	1,031	819
Flightseeing	—	—	970	679	—
	8,336	9,656	12,687	11,552	10,518
____________________

(1)	Primarily oil and gas services, but also includes revenues from utility services such as firefighting.

(2)	Includes revenues from SAR and air medical services.

(3)	Does not include hours flown by helicopters in our dry-leasing line of service.

ERA GROUP INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016
ASSETS	(unaudited)		(unaudited)	(unaudited)	(unaudited)
Current assets:
Cash and cash equivalents	$26,339	$26,950	$32,144	$39,160	$30,803
Receivables:
Trade, net of allowance for doubtful accounts	34,840	32,470	34,300	36,830	36,980
Tax receivables	3,166	3,461	—	6,011	6,068
Other	2,396	2,716	6,490	3,641	3,707
Inventories, net	25,232	25,417	26,615	27,764	27,744
Prepaid expenses	2,535	1,579	1,799	2,563	3,274
Escrow deposits	3,779	3,777	190	191	191
Total current assets	98,287	96,370	101,538	116,160	108,767
Property and equipment	1,154,835	1,154,028	1,175,131	1,172,242	1,171,271
Accumulated depreciation	(343,659)	(332,219)	(347,113)	(336,722)	(325,363)
Net property and equipment	811,176	821,809	828,018	835,520	845,908
Equity investments and advances	29,727	29,266	29,595	29,299	28,795
Intangible assets	1,133	1,137	1,141	1,148	1,153
Other assets	6,096	6,591	11,177	12,719	12,850
Total assets	$946,419	$955,173	$971,469	$994,846	$997,473

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$9,032	$8,876	$9,132	$15,473	$10,119
Accrued wages and benefits	6,881	8,507	9,077	9,565	6,244
Accrued interest	3,365	529	3,363	612	3,491
Accrued income taxes	689	666	550	—	—
Accrued other taxes	1,447	2,139	2,311	2,515	1,905
Accrued contingencies	1,189	1,447	1,543	1,280	2,851
Current portion of long-term debt	2,199	1,237	1,539	1,569	2,291
Other current liabilities	2,846	2,222	2,470	2,184	1,775
Total current liabilities	27,648	25,623	29,985	33,198	28,676
Long-term debt	225,946	230,139	232,655	252,940	263,590
Deferred income taxes	223,442	225,472	227,417	227,933	229,083
Deferred gains and other liabilities	924	1,301	4,280	4,418	2,855
Total liabilities	477,960	482,535	494,337	518,489	524,204

Redeemable noncontrolling interest	4,054	4,221	4,331	4,573	4,672
Equity:
Era Group Inc. stockholders’ equity:
Common stock	215	211	211	211	211
Additional paid-in capital	440,164	438,489	437,291	435,714	434,460
Retained earnings	26,904	32,524	38,062	38,622	36,684
Treasury shares, at cost	(2,968)	(2,899)	(2,855)	(2,855)	(2,850)
Accumulated other comprehensive income (loss), net of tax	90	92	92	92	92
Total equity	464,405	468,417	472,801	471,784	468,597
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$946,419	$955,173	$971,469	$994,846	$997,473

Our management uses EBITDA and Adjusted EBITDA to assess the performance and operating results of our business. EBITDA is defined as Earnings before Interest (includes interest income and interest expense), Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for certain items noted in the reconciliation below that occur during the reported period. We include EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of our operating performance. Neither EBITDA nor Adjusted EBITDA is a recognized term under generally accepted accounting principles in the U.S. (“GAAP”). Accordingly, they should not be used as an indicator of, or an alternative to, net income as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definitions of EBITDA and Adjusted EBITDA (or similar measures) may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies. Each of these non-GAAP measures has limitations and therefore should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP.
The following table provides a reconciliation of Net Income, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA (in thousands).

	Three Months Ended
	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016
Net loss	$(5,787)	$(5,648)	$(802)	$(4,510)	$(3,950)
Depreciation and amortization	11,554	11,339	12,519	12,691	12,766
Interest income	(250)	429	(466)	(403)	(301)
Interest expense	3,589	4,444	4,003	4,130	4,748
Income tax expense (benefit)	(2,103)	(1,180)	69	(1,232)	(1,014)
EBITDA	$7,003	$9,384	$15,323	$10,676	$12,249
Special items (1)	—	—	—	(518)	—
Adjusted EBITDA	$7,003	$9,384	$15,323	$10,158	$12,249
Losses (gains) on asset dispositions, net	(109)	(753)	246	(1,367)	(2,913)
Adjusted EBITDA excluding gains	$6,894	$8,631	$15,569	$8,791	$9,336
____________________

(1)	Special items include the following:

•	In the three months ended June 30, 2016, a gain of $0.5 million on the extinguishment of debt related to the repurchase of a portion of our 7.750% Senior Notes.

The Facility requires that the Company maintain certain financial ratios on a rolling four-quarter basis. The interest coverage ratio is a trailing four-quarter quotient of (i) EBITDA (as defined in the Facility) less dividends and distributions divided by (ii) interest expense. The interest coverage ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies. The senior secured leverage ratio is calculated by dividing (i) the sum of secured debt for borrowed money, capital lease obligations and guaranties of obligations of non-consolidated entities by (ii) EBITDA (as defined in the Facility). The senior secured leverage ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies. EBITDA is calculated under the Facility differently than as presented elsewhere in this release.

ERA GROUP INC. FLEET COUNTS (1) (unaudited)

	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016
Heavy:
S92	2	2	2	2	2
H225	9	9	9	9	9
AW189	2	2	2	2	2
	13	13	13	13	13

Medium:
AW139	36	36	38	38	38
S76 C+/C++	5	6	6	6	6
B212	7	7	7	7	8
B412	—	—	1	1	1
	48	49	52	52	53

Light—twin engine:
A109	7	7	7	7	7
EC135	15	16	17	17	17
EC145	4	5	5	5	5
BK117	2	2	3	3	3
BO105	3	3	3	3	3
	31	33	35	35	35

Light—single engine:
A119	14	14	14	14	14
AS350	27	27	27	28	29
	41	41	41	42	43
Total Helicopters	133	136	141	142	144
____________________

(1)
Includes all owned, joint ventured, leased-in and managed helicopters and excludes helicopters fully paid for and delivered but not yet placed in service as of the applicable dates. For example, the table does not include two AW189 heavy helicopters delivered during the fourth quarter of 2016 but not yet placed in service as of March 31, 2017.